Exhibit 99.1

Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 450-6759

MIDWEST BANC HOLDINGS COMPLETES BALANCE SHEET REPOSITIONING
Holding Company to Recognize $20.2 Million Charge in Second Quarter
Aggressive Action “Closes the Books on the Balance Sheet Issues of the Past”

MELROSE PARK, IL—June 29, 2005—Midwest Banc Holdings, Inc. (Nasdaq: MBHI), today announced several steps to complete the balance sheet repositioning begun in the fourth quarter of 2004. The actions announced today will lead to total charges of $20.2 million after-tax, or $1.09 per diluted share in the second quarter ending June 30, 2005.

The total charges include the following:

•	Sale of $294.6 million of U.S. Agency debt securities with a book yield of 3.52% and remaining maturity of approximately eight years, creating a pre-tax loss of $17.2 million. A combination of hybrid adjustable rate mortgage-backed securities, 15-year fixed rate mortgage-backed securities and municipal securities are expected to be purchased replacing the sold securities with a weighted average yield approximating 4.75% and a duration of 4.9 years.
•	Prepayment of $121.5 million of Federal Home Loan Bank of Chicago Advances with a current yield of 5.27%, generating a pre-tax prepayment charge of $9.5 million. New advances will replace the prepaid ones with a weighted average interest rate approximating 3.48% and a duration of 1.6 years.
•	Unwinding of $121.5 million of interest rate swaps, which will yield a pre-tax charge of $3.6 million.
•	Entry into a bulk sale contract, expected to close in the third quarter, for a foreclosed townhome development, leading to recognition of a $2.5 million pre-tax charge. When completed, this sale will reduce our total nonperforming assets by 41.5% and our other real estate owned by 68.2% from current levels, and the ratio of nonperforming assets to total assets would be 0.53%.

•	The previously disclosed pre-tax charge of $516,000 for the redemption of $20.0 million of trust preferred securities.
•	Severance charges of $200,000, pre-tax.

Following these actions, the capital ratios for the company and its principal subsidiary, Midwest Bank and Trust Company, will remain well above the minimum to be considered “Well Capitalized” under the regulatory framework for prompt corrective action at approximately 12.9% and 12.3%, respectively. The company’s tangible equity ratio is expected to decline from 5.7% at March 31, 2005 to approximately 5.3% at June 30, 2005.

“With these actions, Midwest Banc Holdings closes the books on the balance sheet issues of the past,” said James J. Giancola, president and chief executive officer since the fall of 2004. “The items listed above have added uncertainty and risk to our results and our balance sheet and have taken up an inordinate amount of attention from the board and management. As we close this chapter in our history, we will free up both financial and intellectual capital to build our future in the Chicago region, while giving increased clarity to future earnings.

“It is our goal to accelerate our earnings growth and underlying margins in the third quarter and beyond,” he added. “We believe we can increase net interest margin and core earnings to higher and more sustainable levels as we move forward from this restructuring phase.”

Information on MBHI is available on the Internet at www.midwestbanc.com.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”